ALTON VENTURES, INC.

FOR IMMEDIATE RELEASE

AMENDMENT TO OPTION AND ROYALTY AGREEMENT ON
MAUN LAKE MINERAL CLAIMS

ALTON VENTURES, INC. – RICHMOND, BRITISH COLUMBIA – (BUSINESS WIRE) September 15, 2006 – The Board of Directors of ALTON VENTURES, INC. (“Alton” or the “Corporation”) (OTC-BB: ALVE) today announced that the Corporation has entered into an amendment to the Option to Purchase and Royalty Agreement pertaining to the Maun Lake Claims in northern-western Ontario such as to give the Corporation an extra eighteen months in which to complete the next phase of work on our optioned property.

Although the Phase I Exploration Program on the Maun Lake Mining Claims Property did not return the results we were initially seeking, the Board of Directors sought an amendment to the Option to Purchase and Royalty Agreement (the “Agreement”) entered into between the Corporation and R. T. Heard dated May 07, 2004, as amended June 30, 2005. We sought to extend the time permitted for completion of phase II of the planned three-phase exploration program so as to allow the Corporation more time to both make a decision on moving forward with the project and to continue to seek avenues of capital raising for the next phase and for further acquisitions.

As a result, the Agreement has been extended such as to continue the June 30, 2006 deadline for the completion of the second phase of the exploration program from June 30, 2006 to December 31, 2007 and to extend all subsequent dates by at least one year.

We continue to seek avenues to raise capital to continue with the exploration program. At the same time, we are seeking additional projects or other business opportunities for Alton.

About Alton Ventures, Inc..

Alton is a junior mineral exploration company headquartered in Richmond, British Columbia, Canada with a single exploration prospect. For full details of Alton’s results, management discussion and analysis of operations, please refer to the Company’s SEC EDGAR filings at www.sec.gov/edgar.

On Behalf of the Board of Directors,

“Brian C. Doutaz”

President

This news release may include forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from the Corporations' expectations and estimates and from the forward looking statements contained herein. The statements expressed reflect the Corporation’s current expectations regarding the future results of operations, performance and projected achievements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project” “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. By their nature, forward-looking statements involve assumptions and known and unknown risks and uncertainties that may cause actual future results to differ materially from those contemplated. These risks include such things as our ability to acquire new projects at a cost commensurate with the Corporation’s financial activities, the volatility of oil and gas prices, commodity supply and demand, fluctuations in currency and interest rates, ultimate recoverability of reserves, timing and costs of drilling activities and pipeline construction, new regulations and legislation and availability of capital. Please refer to the Company's filings with the Securities and Exchange Commission (“SEC”) for more detail as to the nature of these risks and uncertainties. Although Paradigm believes that the expectations represented by these forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Contact:

Alton Ventures, Inc.
Brian C. Doutaz, President
Telephone: 604 – 275-6519
e-mail: altonventures@gmail.com